EXHIBIT 99.1

Rand Capital Announces 4% Increase in Net Assets; 50% Portfolio Cash Position; $2.7 Million Gain on Sale of GridApp Systems, Inc.; Stock Buy Back Approval and Investments

  Net Asset Value increases 4% to $3.38 per share
  Rand has $11.7 million cash on hand
  Invested $750,000 into two new portfolio companies
  Somerset Gas Transmission Company, LLC signs deal to develop pipeline for Marcellus Shale Gas
  GridApp Systems, Inc. was acquired by BMC netting Rand a $2.7 million gain
  Stock buy back approved

BUFFALO, N.Y., Feb. 15, 2011 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium sized private companies, announced its financial results for the fourth quarter ended December 31, 2010 highlighting a net asset value of $3.38 per share, an increase of $0.13 from September 30, 2010. At the end of the fourth quarter, Rand's total investment portfolio was valued at $19.4 million, which exceeds its cost basis of $13.6 million, reflecting $5.8 million in net unrealized appreciation.

Portfolio Activities

During the quarter:

  Rand made a $250,000 investment in Chequed.com, Inc. (Saratoga Springs, NY) (www.chequed.com) as part of a $1+ million convertible note financing of the business. Chequed.com has created selection tools that help human resource departments connect employee screening practices to business results, developed in partnership with The Research Foundation of The State University at New York and The University at Albany's Department of Psychology.
  Rand invested $500,000 in Liazon Corporation (Buffalo, NY) (www.liazon.com) as part of a $1.1 million financing with Lemhi Ventures Fund I, L.P., Ingleside Investors, LLC and management. Liazon is an employee benefits solution company who has developed and pioneered their proprietary Benefits Exchange™, the online benefits store where employees shop for their benefits with money allocated to them by their employer.
  Somerset Gas Transmission Company, LLC (Columbus, OH) (www.somersetgas.com), a natural gas transportation company, signs deal to develop pipeline for Marcellus Shale Gas. Somerset also operates a gas pipeline in Ohio under the name of North Coast Gas.
  GridApp Systems, Inc. (New York, NY) was acquired by BMC Software. GridApp provided database automation software that helps businesses gain control of their heterogeneous database applications through a centralized software console.

Allen F. Grum, President of Rand Capital, stated, "In the past 18 months, the sale of Kionix, Innov-X and GridApp provided Rand with $10 million in gains increasing our cash position to more than 50% of our net asset value. This positions us to explore creating another SBIC fund in the upcoming year. The remainder of our portfolio continues to strengthen and we would expect a continuation of exits from our investments in the upcoming years."

The Board of Directors previously approved the continuation of a stock repurchase program, providing for the market acquisition of up to 340,947 shares of Rand stock through October 21, 2011.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com